Exhibit 99.1

Aradigm Announces Third Quarter 2011 Financial Results

Hayward, CA – November 10, 2011 – Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the third quarter and nine months ended September 30, 2011.

Total revenue was approximately $0.2 million for the third quarter of 2011, compared with approximately $0.2 million for the third quarter of 2010. Revenue for both periods reflects the quarterly royalty payment from Zogenix, Inc. for product sales of SUMAVEL® DosePro™ needle-free delivery system for the treatment of acute migraine and cluster headaches.

The Company’s net loss for the third quarter of 2011 was approximately $2.4 million, or $0.01 per share, compared with net income of approximately $1.3 million, or $0.01 per share, for the third quarter of 2010. Net income for the third quarter of 2010 was derived from the non-cash gain on the extinguishment of debt from the Novo Nordisk A/S equity for debt transaction. Total operating expenses for the third quarter of 2011 were approximately $2.3 million, compared with total operating expenses of approximately $3.3 million for the third quarter of 2010. The decrease in operating expenses was primarily due to expense reduction efforts and lower clinical and manufacturing costs for the inhaled ciprofloxacin program versus the prior year period.

As of September 30, 2011, cash, cash equivalents and short-term investments totaled approximately $10.7 million.

About inhaled ciprofloxacin

Ciprofloxacin is a widely prescribed antibiotic to treat infections of the lung frequently experienced by cystic fibrosis (CF) and non-cystic fibrosis bronchiectasis (BE) patients. It is often preferred because of its broad-spectrum anti-bacterial action. The available oral and intravenous formulations of the drug are used to treat episodes of acute exacerbations of lung infections in CF patients. The Company’s once-a-day novel inhaled formulations of ciprofloxacin are encapsulated in liposomes, allowing for a sustained release of the drug within the lung and improving airway tolerability. The formulations are to be used for chronic maintenance therapy as they are expected to achieve higher antibiotic concentration at the site of infection and relatively low systemic antibiotic concentrations to minimize side-effects. Lipoquin™ (CFI, ARD-3100) is a liposomal formulation of ciprofloxacin. Pulmaquin™ is a dual release formulation (DRCFI, ARD-3150) that is a mixture of Lipoquin with unencapsulated ciprofloxacin.

The Phase 2b study ORBIT-2 (Once-Daily Respiratory Bronchiectasis Inhalation Treatment) was a 168 day, double-blind, placebo-controlled trial in 42 randomized BE patients with once daily Pulmaquin (ARD-3150) that resulted in excellent reduction of Pseudomonas aeruginosa colony forming units (CFUs), as well as a significant increase in the time to first exacerbation in the active group vs. placebo. Most recently, the Company reported positive top line data from the Phase 2b study ORBIT-1 with Lipoquin (ARD-3100) in patients with non-cystic fibrosis bronchiectasis. The primary endpoint – the mean change in Pseudomonas aeruginosa CFUs from baseline to day 28 – was met in the full analysis population with both the 2 mL and 3 mL doses vs. placebo. The Company previously reported positive results in Phase 2a studies of 22 CF patients and 36 BE patients who received Lipoquin (ARD-3100) once-a-day for 2 (CF) or 4 (BE) weeks, respectively. The Company is also developing these formulations as a potential medication for the prevention and treatment of bioterrorism infections, such as inhaled anthrax and tularemia. Aradigm has been granted orphan drug designation for liposomal ciprofloxacin for cystic fibrosis in the U.S. and the E.U., and for liposomal ciprofloxacin and for inhaled ciprofloxacin for BE in the U.S.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. The Company has product candidates addressing the treatment of bronchiectasis, cystic fibrosis, inhalation anthrax and tularemia infections and smoking cessation.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements, including, but not limited to, statements regarding the product development efforts for the inhaled liposomal ciprofloxacin program and continued receipt of royalties from Zogenix, Inc. These forward-looking statements involve risk and uncertainties, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 25, 2011, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm, the Aradigm Logo, Lipoquin and Pulmaquin are registered trademarks of Aradigm Corporation.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues	$242	$239	$608	$4,239

Operating expenses:
Research and development	1,292	2,403	4,356	7,976
General and administrative	1,020	895	3,595	3,530
Restructuring and asset impairment	10	11	30	37

Total operating expenses	2,322	3,309	7,981	11,543

Loss from operations	(2,080)	(3,070)	(7,373)	(7,304)
Interest income	6	3	9	17
Interest expense	(375)	(95)	(428)	(313)
Other income , net	—	15	2	121
Gain from extinguishment of debt	—	4,462	—	4,462

Net income /(loss)	$(2,449)	$1,315	$(7,790)	$(3,017)

Basic and diluted net income /(loss) per common share	$(0.01)	$0.01	$(0.04)	$(0.03)

Shares used in computing basic net income /(loss) per common share	194,549	139,167	178,561	114,787

Shares used in computing diluted net income /(loss) per common share	194,549	140,177	178,561	114,787

ARADIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2011	December 31, 2010
	(Unaudited)	*
ASSETS
Current assets:
Cash and cash equivalents	$2,074	$5,295
Short-term investments	8,658	251
Receivables	51	180
Prepaid and other current assets	396	180

Total current assets	11,179	5,906
Property and equipment, net	1,215	1,553
Notes receivable	56	54
Other assets	568	115

Total assets	$13,018	$7,628

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$176	$257
Accrued clinical and cost of other studies	538	993
Accrued compensation	346	327
Facility lease exit obligation	114	99
Other accrued liabilities	485	450

Total current liabilities	1,659	2,126
Deferred rent	127	99
Facility lease exit obligation, non-current	640	729
Other non-current liabilities	75	75
Note payable, net of discount and accrued interest	8,208	—
Shareholders’ equity	2,309	4,599

Total liabilities and shareholders’ equity	$13,018	$7,628

*	The balance sheet at December 31, 2010 has been derived from the audited financial statements at that date.

#         #         #